Filed Pursuant to Rule 424(b)(3)

Under Registration No. 333-191801

SUPPLEMENTAL PROSPECTUS

PRIME MERIDIAN HOLDING COMPANY

Up To 1,200,000 Shares of Common Stock

EXTENSION OF OFFERING PERIOD

Prime Meridian Holding Company has extended the term of its Offering, which will now continue on an ongoing basis until no later than March 31, 2014, unless extended by the Company in its sole discretion until no later than June 30, 2014, as set out in the Prospectus. The Company may elect, in its sole discretion, to end this Offering prior to the expiration date.

February 28, 2014